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Exhibit (a)(1)(iv)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

ViroPharma Incorporated

at

$50.00 Net Per Share

by

Venus Newco, Inc.
a wholly owned subsidiary of

Shire Pharmaceutical Holdings Ireland Limited

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 6:00 P.M., NEW YORK CITY
TIME, ON THURSDAY, DECEMBER 26, 2013, UNLESS THE OFFER IS EXTENDED.

November 25, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Venus Newco, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland ("SPHIL"), to act as the information agent (the "Information Agent") in connection with Purchaser's offer to purchase all outstanding shares (the "Shares") of common stock, par value $0.002 per share of ViroPharma Incorporated, a Delaware corporation ("ViroPharma"), at a purchase price of $50.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 25, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

  1.
  The Offer to Purchase.

  2.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to federal income tax backup withholding.

  3.
  The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  4.
  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Deutsche Bank Trust Company Americas, a New York banking corporation and the depositary for the Offer (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

  5.
  A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  6.
  The letter to stockholders of ViroPharma from Vincent J. Milano, the President and Chief Executive Officer of ViroPharma, accompanied by ViroPharma's Solicitation/Recommendation Statement on Schedule 14D-9 dated November 25, 2013.

  7.
  A return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 6:00 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 26, 2013, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 11, 2013 (the "Merger Agreement") among ViroPharma, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire plc. The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer, and the satisfaction or waiver of the other conditions set forth therein, Purchaser will merge with and into ViroPharma (the "Merger"), with ViroPharma continuing as the surviving corporation and a wholly owned subsidiary of SPHIL. At the effective time of the Merger, each outstanding Share other than any Shares in respect of which appraisal rights are validly exercised under the Delaware General Corporation Law and any Shares held by ViroPharma or its subsidiaries, SPHIL or Purchaser will be converted into the right to receive the price per Share paid in the Offer, in cash, without interest and less any required withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

        The Board of Directors of ViroPharma has unanimously (a) adopted and declared the advisability of the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of ViroPharma and its stockholders (other than SPHIL and its subsidiaries) that ViroPharma enter into the Merger Agreement and consummate the Merger and that the stockholders of ViroPharma tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth therein, (c) declared that the terms of the Offer and the Merger are fair to ViroPharma and ViroPharma's stockholders (other than SPHIL and its subsidiaries) and (d) recommended that ViroPharma's stockholders accept the Offer and tender their Shares in the Offer. ViroPharma has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

        The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration of the Offer a number of Shares (excluding shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) which, together with the Shares already owned by SPHIL and its subsidiaries (including Purchaser), represent at least a majority of the total number of Shares outstanding as of the expiration of the Offer, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder and (iii) the termination of review or approval of the transaction by the United Kingdom Office of Fair Trading. The Offer is not conditioned upon SPHIL or Purchaser obtaining financing or the funding thereof. The Offer is also subject to the other conditions described in Section 15 of the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than to the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

        Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SPHIL, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(iv)